Exhibit 99.3

SCHEDULE III

BIF IV CDN GP LTD.

Name and Position of Officer or Director	Principal Business Address	Principal Occupation or Employment	Citizenship
Chloe Berry, Director and Senior Vice President	181 Bay Street, Suite 100, Toronto, Ontario M5J 2T3, Canada	Managing Director, Brookfield Infrastructure Partners L.P.	Canada

Carl Ching, Senior Vice President	181 Bay Street, Suite 100, Toronto, Ontario M5J 2T3, Canada	Managing Director, Brookfield Infrastructure Partners L.P.	Canada

Julian Deschatelets, Managing Partner	181 Bay Street, Suite 100, Toronto, Ontario M5J 2T3, Canada	Managing Partner, Brookfield Asset Management Ltd.	Canada

Luke Francis, Senior Vice President	181 Bay Street, Suite 100, Toronto, Ontario M5J 2T3, Canada	Senior Vice President, Brookfield Asset Management Ltd.	Canada

Wyatt Hartley, Chief Financial Officer	181 Bay Street, Suite 100, Toronto, Ontario M5J 2T3, Canada	Managing Partner, Brookfield Asset Management Ltd.	Canada

Keir Hunt, President	181 Bay Street, Suite 100, Toronto, Ontario M5J 2T3, Canada	Managing Director, Brookfield Asset Management Ltd.	Canada

Aaron Kline, Director	181 Bay Street, Suite 100, Toronto, Ontario M5J 2T3, Canada	Managing Partner, Brookfield Asset Management Ltd.	Canada

David Krant, Director and Senior Vice President	181 Bay Street, Suite 100, Toronto, Ontario M5J 2T3, Canada	Managing Partner and Chief Financial Officer, Brookfield Infrastructure Partners L.P.	Canada

Adrienne Moore, Managing Partner	181 Bay Street, Suite 100, Toronto, Ontario M5J 2T3, Canada	Senior Vice President, Brookfield Asset Management Ltd.	Canada

Lateef Nurmohamed, Senior Vice President	181 Bay Street, Suite 100, Toronto, Ontario M5J 2T3, Canada	Senior Vice President, Brookfield Asset Management Ltd.	Canada

Ronnie Ollo, Senior Vice President	181 Bay Street, Suite 100, Toronto, Ontario M5J 2T3, Canada	Senior Vice President, Brookfield Asset Management Ltd.	Canada